SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 6, 2004

Powerball International, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Utah
(State or Other Jurisdiction of Incorporation)

000-25873	84-1431425
(Commission File Number)	(I.R.S. Employer Identification No.)

3001 Knox Street, Suite 407
Dallas, Texas	75205
(Address of Principal Executive Offices)	(Zip Code)

(214) 389-2151

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) (1) On December 6, 2004, Powerball International, Inc., a Utah corporation (“Powerball”) appointed Mr. J. Mark Ariail to serve on the Board of Directors and serve as Chief Financial Officer. In addition Mr. Wayne McPherson was appointed to serve on the Board of Directors and serve as Chief Operating Officer.

(2) Current Officers and Directors of the Company

Name	Age	Position	Dates Served
Dennis G. McLaughlin, III	39	Director, Chief Executive Officer	November 12, 2004 to date.
Christopher Chambers	40	Director	November 12, 2004 to date.
John Anderson	39	Director	November 12, 2004 to date.
J. Mark Ariail	42	Director, Chief Financial Officer	December 6, 2004 to date.
Wayne McPherson, II	39	Director, Chief Operating Officer	December 6, 2004 to date.

Below is information on the Company’s current Directors.

Dennis G. McLaughlin, III is CEO and Co-Chairman of Ocean Resources, Inc. (a publicly traded company) and has served as such since September, 2003. He also serves has CEO and Chairman of Blue Wireless and Data, Inc. (a publicly traded company) since June of 2004. Mr. McLaughlin founded MAC Partners, LP in January 2002. Prior to that he founded Aurion Technologies, LLC in 1998 andserved as CEO and was a Director through 2001. He founded Aurora Natural Gas, LLC in 1993 and served as CEO through 2001. Prior to starting his own companies, he worked as a Manager of Marketing & Transportation for Highland Energy from 1991 to 1993, and before this worked as a gas marketing representative for Clinton Natural Gas from 1990 to 1991. Mr. McLaughlin received a Bachelor of Economics degree from the University of Oklahoma in 1992.

Christopher Chambers is Chief Operating Officer and Corporate Secretary for Ocean Resources, Inc. (a publicly traded company) and has served this role since October 2003. He is currently Corporate Secretary and on the Board of Directors for Blue Wireless & Data, Inc. (a publicly traded company). Prior to these activities he co-founded MAC Partners, LP, a technology merchant bank, in January 2002. From January 1999 to December 2001 he was employed by Aurion Technologies, LLC as Vice President of Operations, then Vice President of Sales Engineering. From March 1994 to December 1998 Mr. Chambers was Vice President of Software Development for Aurora Natural Gas, LP. From January

1998 to February 2004 he worked as an independent consultant in the film/video industry in Dallas, TX. Mr. Chambers received a B.A. from the University of Oklahoma in 1989.

John Anderson is President, CEO, and a Director of Key Gold, Corporation (a publicly traded company) and has served as such since March 2004. From March of 2004 to September 2004, he was Co-President of PVR Ltd. (a private company) and continues to serve as a Director on its Board. From March 2003 to June 2004 Mr. Anderson was President and CEO of Wescorp Energy, Inc. (a publicly traded company), and is currently on its Board of Directors. Mr. Anderson is also on the Board of Directors for Brett Resources, Corp. (a publicly traded company). Prior to these activities Mr. Anderson was employed by Bema Gold Corporation in Vancouver as its Director of Investor Relations. His tenure in Bema lasted from November 1995 to March 1999. He was a managing director for Meters Capital, Inc. from January 1995 to November 1995. In 1994 Mr. Anderson founded Axiom Consulting Corp., a private company primarily involved with raising capital for both private and public companies in North America, Europe, and Asia, which is currently active. Prior to founding Axiom, Mr. Anderson was a leasing director for Manulife Real Estate in Vancouver from November 1990 to December 1994, and was a sales manager, leasing representative, and leasing manager for Manulife in Toronto from November 1988 to October 1990. Mr. Anderson received a B.A. from the University of Western Ontario, London in 1987, and an Urban Land Economics Diploma from the University of British Columbia in 1993.

Mark Ariail is President of MAC Partners, LP, a merchant banking partnership. Prior to his position with MAC Partners, LP, Mr. Ariail served, from 1999 to 2004, as controller of Thomas Group, Inc., a publicly held international consulting firm. From 1997 to 1999 Mr. Ariail served as Chief Accounting Officer for OEC Compression Corporation, a publicly held gas compression leasing company. Mr. Ariail’s background includes experience in the travel, manufacturing, mortgage banking and telecommunications. Mr. Ariail is a Certified Public Accountant in the state of Texas and received his B.A. in Accounting from Texas A&M University in 1984.

Wayne McPherson II, serves as Chief Engineer for Liberty Operating, Inc. since June 2002. In January 2001 he founded Highland Resources, Inc., and served as President and Chief Operating Officer. In 1997 he was appointed Production Foreman and later promoted to Production Superintendent for Exxonmobil Corporation where he served until 2002. From 1988 until 1997 he served in various Operations and Facility Engineering roles for Exxonmobil Corporation throughout the Mid-continent and Rockies. Mr. McPherson has a Bachelor of Science degree in Petroleum Engineering from the University of Oklahoma.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Powerball International, Inc.
(Registrant)

Date:	December 9, 2004	By:	/s/ Dennis G. McLaughlin, III
Dennis G. McLaughlin, III,
Chief Executive Officer